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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We have issued our report dated February 5, 1996, accompanying the financial statements of Ticketmaster of Delaware Valley, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".



/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
September 19, 1996